Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of March 10, 2023 (the “Effective Date”), is entered into by and among Miller Industries, Inc., a Tennessee corporation (the “Company”), on the one hand, and Lakeview Investment Group & Trading Company, LLC (“LIGT”), Ari B. Levy, Tim Won and Arnold Ursaner (each, with its or his respective Affiliates and Associates, a “Lakeview Party,” and collectively, the “Lakeview Parties”), on the other hand. The Company and the Lakeview Parties are collectively referred to herein as the “Parties,” and each of the Company and the collective Lakeview Parties, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 17 herein.

WHEREAS, as of the Effective Date, the Lakeview Parties beneficially own an aggregate of 530,324 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”);

WHEREAS, on or about February 9, 2023, legal counsel of the Lakeview Parties, on behalf of LIGT, sent outside legal counsel of the Company an email message naming six (6) director candidates that LIGT desired for the Board of Directors of the Company (the “Board”) to consider;

WHEREAS, on or about March 6, 2023, legal counsel of the Lakeview Parties, on behalf of a Lakeview Party, delivered a letter to the Company (the “Notice”) purporting to provide notice of intent to nominate certain individuals for election to the Board at the 2023 Annual Meeting; and

WHEREAS, the Company and the Lakeview Parties desire to enter into this Agreement regarding compositional changes to the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Board Composition and Other Company Matters.

(a)           New Directors.

(i)               As promptly as practicable following the Effective Date, and in no event later than the adjournment of the regular meeting of the Board previously scheduled for March 6, 2023 (which shall not be held later than March 10, 2023), the Board, and all applicable committees of the Board, shall take all necessary actions to increase the size of the Board from seven (7) to eleven (11) directors. Thereafter, and in no event later than the commencement of the regular meeting of the Board previously scheduled for May 1, 2023 (which shall not be held later than May 5, 2023), the Board, and all applicable committees of the Board, shall take all necessary actions (A) to appoint each of Susan Sweeney and Jill Sutton, to fill two (2) of the newly created vacancies resulting from the increase in the size of the Board (each such appointed director, a “New Director” and together, the “New Directors”) and (B) to appoint each of Javier Reyes and Peter Jackson to fill two (2) of the newly created vacancies resulting from the increase in the size of the Board (collectively, each of Mr. Reyes and Mr. Jackson and each New Director, the “Director Group”).

(ii)              Each director of the Director Group shall serve until the Company’s 2023 Annual Meeting.

(iii)            The Board, and all applicable committees of the Board, shall take all necessary actions to nominate each director of the Director Group as a candidate for election to the Board at the 2023 Annual Meeting and the Company shall recommend, support and solicit proxies for the election of each director of the Director Group at the 2023 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees.

(iv)            As a condition to the Company’s obligation to appoint each director of the Director Group and nominate each director of the Director Group for election at the 2023 Annual Meeting, each director of the Director Group shall (A) provide (x) such information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, (y) such information reasonably desired by the Board in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations and (z) a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors), in each case, as promptly as practicable to enable the timely filing of the Company’s proxy statement and other periodic reports with the Securities and Exchange Commission (the “SEC”) and (B) consent to and participate in an appropriate background check comparable to those undergone by other non-management directors of the Company.

(b)           Retiring Directors; Board Size.

(i)               The Board, and all applicable committees of the Board, shall take all necessary actions to accept the retirement of Deborah L. Whitmire in her capacity as a director of the Board, and such retirement shall be effective as of the 2023 Annual Meeting, such that Ms. Whitmire shall not be nominated by the Board for re-election to the Board at the 2023 Annual Meeting (the effective time of such retirement, the “First Director Retirement Date”).

(ii)              Immediately prior to or concurrent with the 2025 Annual Meeting, the Board, and all applicable committees of the Board, shall take all necessary actions to accept the retirement of one (1) incumbent director who at that time has served as a director of the Board as of, or prior to, April 2010, and such incumbent director shall not be nominated by the Board for re-election to the Board at the 2025 Annual Meeting (the effective time of such retirement, the “Second Director Retirement Date”).

(iii)           Immediately prior to or concurrent with the 2026 Annual Meeting, the Board, and all applicable committees of the Board, shall take all necessary actions to accept the retirement of one (1) incumbent director who at that time has served as a director of the Board as of, or prior to, April 2010, and such incumbent director shall not be nominated by the Board for re-election to the Board at the 2026 Annual Meeting.

(iv)            Prior to the Termination Date (as defined below), (A) from and after the First Director Retirement Date, the size of the Board shall not exceed ten (10) directors and (B) from and after the Second Director Retirement Date, the size of the Board shall not exceed nine (9) directors, in each case without the prior written consent of the Lakeview Parties.

(c)          Replacement Rights.  If, from the Effective Date until the Termination Date, either New Director (or any Replacement) is unable to serve, or no longer serves, as a director on the Board for any reason, the Lakeview Parties shall identify a replacement director (a “Replacement”) using a procedure and methodology substantially similar to that used to identify such New Director; provided, however, that if any Replacement of a New Director, who had himself or herself replaced such New Director or the initial Replacement of such New Director, is unable to serve, or no longer serves, as a director on the Board for any reason, then the Lakeview Parties shall identify a Replacement using a procedure and methodology substantially similar to that used to identify such New Director. Any Replacement(s) identified pursuant to this Section 1(c) shall have relevant financial and business experience and qualify as “independent” pursuant to the New York Stock Exchange’s listing standards (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading at such time) and SEC rules and regulations, and such Replacement shall be appointed to the Board, subject to the approval (not to be unreasonably withheld) by the Nominating and Governance Committee of the Board (the “Nominating Committee”), after conducting a good faith customary due diligence process and consistent with its fiduciary duties. Any Replacement(s) appointed to the Board in accordance with this Section 1(c) shall be appointed to any applicable committees of the Board of which the applicable New Director (or any Replacement) being replaced (the “Former Director”) was a member immediately prior to such director’s resignation or removal. Any rights or obligations of the Board and the Lakeview Parties as provided in this Section 1(c) shall terminate when the Lakeview Parties in the aggregate cease to beneficially own at least 2.0% of the Company’s then outstanding Voting Securities. In the event the Nominating Committee determines in good faith not to appoint any Replacement(s) proposed by the Lakeview Parties (with such approval by the Nominating Committee not to be unreasonably withheld), the Lakeview Parties shall have the right to propose additional Replacements for consideration, and the provisions of this Section 1(c) shall continue to apply. All references to “New Director,” for purposes of this Agreement, shall be deemed references to the Replacement who replaces the applicable New Director in the event that a Replacement is appointed. Until the Termination Date, any Replacement designated pursuant to this Section 1(c) replacing a New Director prior to the mailing of the Company’s definitive proxy statement for the Company’s applicable annual meeting of shareholders shall stand for election at such meeting together with the Company’s other director nominees; provided, however, that in no event shall the Company be obligated to nominate any Replacement for election or re-election at any such annual meeting unless such Replacement was appointed as a Replacement (i) after the Company’s decision to nominate the Former Director, who the Replacement is replacing or replaced, in the Company’s director nominee slate for the then upcoming annual meeting of stockholders, but (ii) prior to mailing the Company’s definitive proxy statement for the Company’s applicable annual meeting of stockholders.

(d)           Committees.

(i)               Promptly following the appointment of the New Directors to the Board, the Board, and all applicable committees of the Board, shall take all necessary actions to appoint Ms. Sweeney to the Audit Committee and Ms. Sutton to the Compensation Committee. The New Directors (or any Replacement) shall continue to serve on such committees until the Termination Date.

(ii)             Without limiting the foregoing, each director of the Director Group shall be equally eligible for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications.

2.             Board Policies and Procedures. Each Party acknowledges that each director of the Director Group, upon appointment or election to the Board, as the case may be, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s Code of Conduct and Ethics and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon appointment or election to the Board, as the case may be, each director of the Director Group shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.

3.             Voting. From the Effective Date until the Termination Date (the “Standstill Period”), each Lakeview Party agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it in accordance with the Board’s recommendations with respect to (a) the election, removal or replacement of any director, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal and (d) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholder of the Company; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC (“GL”) recommend otherwise with respect to any proposals (other than as related to (x) the election, removal or replacement of any director, (y) the Company’s “say-on-pay” proposal and/or (z) any equity compensation proposal approved by the Board or any committee thereof), each Lakeview Party shall be permitted to vote in accordance with ISS’s and GL’s recommendation; provided, further, however, that each Lakeview Party shall be permitted to vote in his or its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction.

4.             Mutual Non-Disparagement

(a)           Until the Termination Date, each Lakeview Party agrees that neither it nor any of its Affiliates or Associates shall make any public statement that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Company or its Affiliates or Associates or is otherwise critical, negative towards or derogatory of the Company or its Affiliates or Associates.

(b)          Until the Termination Date, neither the Company nor its Affiliates or Associates shall make any public statement that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of any Lakeview Party or his or its Affiliates or Associates or is otherwise critical, negative towards or derogatory of any Lakeview Party or its Affiliates or Associates.

(c)          Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(d)           The limitations set forth in Sections 4(a) or (b), as applicable, shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 4(a) or (b), as applicable, if such statement by the other Party was made in breach of this Agreement.

5.              Additional Agreements.

(a)          Nomination Withdrawal. Arnold Ursaner hereby irrevocably withdraws the Notice and any related materials or notices submitted to the Company in connection therewith.

(b)          Quarterly Updates. The Company agrees that the Board shall take reasonable action to arrange a meeting between the Lakeview Parties, on the one hand, and a member or members of the management team of the Company (which shall include either the executive Chairman or Chief Executive Officer) and at least one (1) independent director of the Board (other than the New Directors), on the other hand, at least once per fiscal quarter in the one-week period following the release of the quarterly earnings results of the Company, to discuss the financial results and business of the Company.

6.             No Litigation. Prior to the Termination Date, each Party covenants and agrees solely for and on behalf of itself that he or it shall not, and shall not permit any of his or its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including with respect to the Lakeview Parties, commencing, encouraging or supporting any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to the Lakeview Parties, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement), and (b) with respect to the Company, the Lakeview Parties or any of their respective Representatives (solely in the context of their representation of such Lakeview Party in connection with the subject matter of this Agreement); provided, however, that the foregoing shall not prevent (w) any Party or any of his or its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Party or any of his or its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) (x) litigation by any Party to enforce the provisions of this Agreement, (y) counterclaims with respect to any proceeding initiated by a Party in breach of this Agreement and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such Party or any of his or its Representatives receives such Legal Requirement, such Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other Party.

7.             Standstill

(a)           During the Standstill Period, each Lakeview Party agrees that it shall not, and shall cause its Affiliates and Associates not to, directly or indirectly:

(i)              acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any securities of the Company (other than through a broad-based market basket or index), any rights decoupled from the underlying securities of the Company, or any derivative securities, contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company; provided, however, that the Lakeview Parties, in the aggregate, may, in accordance with the terms of this Agreement and applicable securities laws, acquire shares of Common Stock so long as the Lakeview Parties beneficially own, in the aggregate, no more than 9.9% of the then outstanding shares of Common Stock, including, without limitation, through the exercise of, or acquisition of, derivative securities;

(ii)             make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control of the Company; it being understood that the foregoing shall not prohibit a Lakeview Party or its Affiliates or Associates from (i) acquiring Voting Securities, (ii) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (iii) voting on any such transaction in accordance with Section 3;

(iii)            engage in, or knowingly assist in the engagement in (including, without limitation, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter;

(iv)            advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company other than in a manner that is consistent with the Board’s recommendation on a matter or in connection with an Extraordinary Transaction;

(v)              other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by a Lakeview Party to any Third Party with a known history of activism or known plans to engage in activism;

(vi)            take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, replacing or influencing any director or the management of the Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Charter, or other actions that could reasonably be expected to impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 1 or Section 3 hereof);

(vii)         communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);

(viii)          call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including, without limitation, a “town hall meeting”;

(ix)            deposit any shares of Common Stock or other Voting Securities in any voting trust or subject any shares of Common Stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Common Stock or Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among the Lakeview Parties that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(x)             seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the election or removal of any directors, except as set forth in Section 1;

(xi)             form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that includes all or some of the Lakeview Parties); provided, however, that nothing herein shall limit the ability of an Affiliate of a Lakeview Party to join or in any way participate in the “group” currently in existence as of the Effective Date and comprising the Lakeview Parties following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the Lakeview Party has formed a group with such Affiliate;

(xii)           demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Tennessee providing for stockholder access to books and records (including, without limitation, lists of stockholders) of the Company;

(xiii)          make any request or submit any proposal to amend or waive the terms of this Section 7 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xiv)          enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Lakeview Party is prohibited from taking pursuant to this Section 7, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b)           Notwithstanding anything to the contrary contained in Section 7(a) or elsewhere in this Agreement, a Lakeview Party shall not be prohibited or restricted from: (A) communicating privately with members of the Board or officers of the Company regarding any matter in a manner consistent with communications that may be reasonably made by all stockholders of the Company, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Lakeview Party, provided, that a breach by such Lakeview Party of this Agreement is not the cause of the applicable requirement; or (C) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement.

(c)           The provisions of Section 7(a) shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders and the Company Policies (it being understood and agreed that a Lakeview Party shall not take any actions to indirectly violate any provision of Section 7(a)). The provisions of Section 7(a) shall also not prevent a Lakeview Party from freely voting his or its shares of Common Stock (except as otherwise provided in Section 3).

(d)           During the Standstill Period, each Lakeview Party shall refrain from taking any actions which could reasonably be expected to have the effect of encouraging or assisting any Third Party to engage in actions which, if taken by a Lakeview Party, would violate this Agreement.

(e)           Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the directors of the Director Group) under applicable law in his or her capacity as such. Without limitation to the foregoing, each director of the Director Group shall have the exact same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights.

(f)           The Lakeview Parties and the Company acknowledge that, other than as restricted by the terms in this Agreement or applicable law, each Lakeview Party shall conduct itself as, and be treated as, any other stockholder, with similar stockholder rights and access to management and the Board. The Lakeview Parties shall not have or claim any information rights beyond those afforded to all other stockholders (other than as limited or otherwise restricted by the provisions of Section 7(a)) and acknowledges the Company’s securities disclosure obligations, including, without limitation, the Company’s Regulation FD obligations.

8.           Representations and Warranties of the Company. The Company represents and warrants to the Lakeview Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, and (d) the Company has received an irrevocable letter of resignation from Ms. Whitmire consistent with the provisions of Section 1(b)(i).

9.            Representations and Warranties of the Lakeview Parties. Each Lakeview Party represents and warrants to the Company solely for and on behalf of itself that (a) this Agreement has been duly and validly authorized, executed and delivered by such Lakeview Party, and constitutes a valid and binding obligation and agreement of such Lakeview Party, enforceable against such Lakeview Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the Lakeview Parties beneficially own an aggregate of 530,324 shares of Common Stock, (c) the signatory for such Lakeview Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Lakeview Party associated with that signatory’s name, and to bind such Lakeview Party to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by such Lakeview Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) no Lakeview Party shall seek, and each Lakeview Party acknowledges that it does not have the right to receive, confidential information concerning the Company from any director of the Director Group (or any Replacement), and (f) such Lakeview Party is not and will not become party to any agreement, arrangement or understanding (whether written or oral) with any director of the Director Group (or any Replacement) with respect to such person’s service as a director on the Board.

10.          No Other Discussions or Arrangements. Each Lakeview Party represents and warrants that, as of the Effective Date, except as publicly disclosed in their respective SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, (a) none of the Lakeview Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) none of the Lakeview Parties have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

11.           Press Release and SEC Filings.

(a)          Promptly following the execution of this Agreement, the Company shall issue a press release in substantially the form attached hereto as Exhibit A (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the Lakeview Parties shall make or cause to be made, and the Company and the Lakeview Parties shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

(b)           The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide each of the Lakeview Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Lakeview Parties.

12.           Term; Termination. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is the earlier of (i) thirty (30) days prior to the 2024 Nomination Notice Date and (ii) one hundred twenty (120) days prior to the 2023 Annual Meeting Anniversary Date (the effective date of termination, the “Termination Date”); provided, that (a) the Lakeview Parties may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after the Company’s receipt of written notice thereof from the Lakeview Parties or, if impossible to cure within fifteen (15) days, which the Company has not taken any substantive action to cure within such 15-day period, and (b) the Company may earlier terminate this Agreement if any of the Lakeview Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after the Lakeview Parties’ receipt of written notice thereof from the Company specifying the material breach or, if impossible to cure within fifteen (15) days, which the Lakeview Parties have not taken any substantive action to cure within such 15-day period. Notwithstanding the foregoing, the provisions of Section 13 through Section 24 shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any willful breach of this Agreement prior to such termination.

13.           Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse the Lakeview Parties for their reasonable and documented out-of-pocket fees and expenses incurred by the Lakeview Parties in connection with the 2023 Annual Meeting and the subject matter of this Agreement, including, but not limited to the negotiation and execution of this Agreement and the transactions contemplated hereby, provided that such reimbursement shall not exceed $175,000 in the aggregate.

14.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Tennessee. Each Party irrevocably (i) agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in the courts of Hamilton County, State of Tennessee and the federal courts in the Eastern District of Tennessee, (ii) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such Action, (iii) waives any objection that such courts identified in clause (i) are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 18 of this Agreement. Each Party agrees that a final judgment in any Action brought in the courts identified in clause (i) shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

15.          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.           Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 16 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

17.         Certain Definitions. As used in this Agreement:

(a)           “2023 Annual Meeting” shall mean the 2023 annual meeting of stockholders of the Company, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof;

(b)           “2023 Annual Meeting Anniversary Date” shall mean the one-year anniversary of the date of the 2023 Annual Meeting;

(c)           “2024 Annual Meeting” shall mean the 2024 annual meeting of stockholders of the Company, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof;

(d)           “2024 Annual Meeting Anniversary Date” shall mean the one-year anniversary of the date of the 2024 Annual Meeting;

(e)          “2024 Nomination Notice Date” shall mean the deadline under the Bylaws for director nominations and stockholder proposals for the 2024 Annual Meeting;

(f)            “2025 Annual Meeting” shall mean the 2025 annual meeting of stockholders of the Company, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof;

(g)          “2025 Nomination Notice Date” shall mean the deadline under the Bylaws for director nominations and stockholder proposals for the 2025 Annual Meeting;

(h)           “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date; provided, however, that the term “Affiliate” shall not include any publicly traded portfolio company of the Lakeview Parties; provided, further, that, for purposes of this Agreement, no Lakeview Party shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any Lakeview Party;

(i)            “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;

(j)            “beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(k)           “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law; provided, however, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day;

(l)           “Bylaws” shall mean the Third Amended and Restated Bylaws of the Company, as amended and restated August 1, 2022, and as may be further amended, corrected, or amended and restated from time to time;

(m)          “Charter” shall mean the Charter of the Company, as amended, and as may be further amended, corrected, or amended and restated from time to time;

(n)           “Change of Control” shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain, directly or indirectly, less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(o)           “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets (determined on a consolidated basis), and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;

(p)          “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(q)          “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representative” shall not include any non-executive employees;

(r)            “Third Party” shall mean any person that is not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of any Party; and

(s)           “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

18.           Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 18 (or to such other address that may be designated by a Party from time to time in accordance with this Section 18).

If to the Company, to its address at:

Miller Industries, Inc.

8503 Hilltop Drive

Ooltewah, Tennessee 37363

Attention:	Frank Madonia
Email:	fmadiona@millerind.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10103

Attention:	Lawrence S. Elbaum
Patrick Gadson
Email:	lelbaum@velaw.com
pgadson@velaw.com

If to a Lakeview Party, to the address at:

Lakeview Investment Group & Trading Company, LLC

444 W. Lake Street, #1900

Chicago, IL 60606

Attention:	Ari Levy, Managing Partner
Tim Won, Partner
Email:	ari@lakeviewig.com
twon@lakeviewig.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:	Michael R. Neidell
Email:	mneidell@olshanlaw.com

19.          Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party.

20.          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

21.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22.           Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 22 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

23.           Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

24.           Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each of the Parties and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

The Company:

Miller Industries, Inc.

By:	/s/ Frank Madonia
Name:	Frank Madonia
Title:	Executive Vice President, General Counsel and Secretary

Signature Page to

Cooperation Agreement

Lakeview Parties

Lakeview Investment Group & Trading Company, LLC

By:	ABL Manager, LLC, its manager

By:	/s/ Ari B. Levy
Name:	Ari B. Levy
Title:	Manager

Ari B. Levy

/s/ Ari B. Levy

Tim Won

/s/ Tim Won

Arnold Ursaner

/s/ Arnold Ursaner

Signature Page to

Cooperation Agreement